AMENDED SCHEDULE A

to the Shareholder Services Agreement

Fund	Fund Effective Date

Schwab Government Money Market Portfolio	March 29, 1994

Schwab MarketTrack Growth Portfolio II	August 4, 1996

Schwab VIT Balanced Portfolio	March 5, 2012

Schwab VIT Balanced with Growth Portfolio	March 5, 2012

Schwab VIT Growth Portfolio	March 5, 2012

SCHWAB ANNUITY PORTFOLIOS		CHARLES SCHWAB & CO., INC.

By:	/s/ Marie Chandoha	By:	/s/ John Sturiale
Marie Chandoha		John Sturiale
President and Chief Executive Officer		Senior Vice President

Dated: March 1, 2017

A-1

AMENDED SCHEDULE B

to the Shareholder Services Agreement

SHAREHOLDER SERVICES

Schwab will maintain accounts for, and serve as a customer liaison to, the shareholders of each Fund, and through its employees will perform various services in relation thereto, which services shall include responding to requests for information and other types of shareholder account inquiries, both by telephone and in writing. The parties hereto expressly agree that the services provided under this Agreement shall not include, and the amounts payable hereunder shall not constitute compensation for, services relating to transfer agency or sub-accounting services for the Trust or any Fund thereof.

SCHWAB ANNUITY PORTFOLIOS		CHARLES SCHWAB & CO., INC.

By:	/s/ Marie Chandoha	By:	/s/ John Sturiale
Marie Chandoha		John Sturiale
President and Chief Executive Officer		Senior Vice President

Dated: March 1, 2017

B-1

AMENDED SCHEDULE C

to the Shareholder Services Agreement

Fund	Fee

Schwab Government Money Market Portfolio	None

Schwab MarketTrack Growth Portfolio II	None

Schwab VIT Balanced Portfolio	None

Schwab VIT Balanced with Growth Portfolio	None

Schwab VIT Growth Portfolio	None

SCHWAB ANNUITY PORTFOLIOS		CHARLES SCHWAB & CO., INC.

By:	/s/ Marie Chandoha	By:	/s/ John Sturiale
Marie Chandoha		John Sturiale
President and Chief Executive Officer		Senior Vice President

Dated: March 1, 2017

C-1